Exhibit 10.2
Mega International Commercial Bank Co., Ltd.
Comprehensive Credit Facility (Loan) Agreement
Code: L00119
Client: Diodes Taiwan Co., Ltd.

COMPREHENSIVE CREDIT FACILITY AGREEMENT
Parties to the Agreement Diodes Taiwan Inc. (hereinafter referred to as the “Contractor”) and Mega International Commercial Bank Co., Ltd. (hereinafter referred to as the “Bank”), to meet the multiple credit facility needs and in an attempt to summarize the process, hereby officially consolidate all sorts of credit facility relationship into this Comprehensive Credit Facility Agreement (hereinafter referred to as the “Agreement”);
Other than the loan agreement(s) and other agreement (s) already executed by and between both parties, both parties hereby enter into this Agreement and agree upon the terms and conditions set forth below:
Article I: Categories of the credit facility
The Agreement includes the following categories of the Credit Facility (as checked with a “✓” mark), three categories in total:
✓	Material procurement loan

Overdraft

Export loan

Authorized securities guarantee

✓	Working capital loan

Authorized securities acceptance

Discount

✓	Authorized guarantee
Article II: Total credit limit:
The total credit limit under the Agreement amounts to NT$150 million (or other currencies of the equivalent value).
The aforementioned total credit limit denotes the maximum limit of all categories of loans mentioned in the preceding Article as actually utilized. The total amount of all categories of the loans under the Agreement after being utilized by the Contractor shall not exceed the total credit limit under this Article.
The credit limits set for various categories of the loans under the Agreement refers to the single item credit limits of the loans. The loans of the categories utilized by the Contractor shall not exceed single item credit limits.
In the event that the Contractor has utilized the loans under previous comprehensive loan agreement(s) and has thus left outstanding liabilities, the balance of such outstanding liabilities shall be consolidated into the total credit limit and single item credit limit.
In the event that a loan utilized by the Contractor involves foreign currencies and the amount utilized exceeds the total credit limit and single item credit limit due to change in the exchange rate or other causes, the Contractor shall repay the excess forthwith.
Article III: Duration of utilization
The duration to utilize various categories of loans starts from February 14, 2011 till February 13, 2012. Where satisfactory to the terms and conditions accorded by and between both parties, the Contractor may apply to the Bank for consent to utilize the loans within the specified duration of utilization, in the specified method and documents.
Article IV: Adjustment of the interest rates
In the event that the interest rates for the various credit facility (loans) are subject to adjustment pursuant to the basic interest rates for New Taiwan Dollars of the Bank prevalent at the time upon execution of the Agreement (the basic interest rate of the Bank prevalent at the time upon execution of the Agreement is 2.625%), the Contractor agrees that when the Bank adjusts the basic interest rates for New Taiwan Dollars of the Bank prevalent at the time upon execution of the Agreement, the basic interest rates may be adjusted based on the post-adjustment basic interest rates for New Taiwan Dollars. In the event that the basic interest rates for New Taiwan Dollars is adjusted after execution of the Agreement, the Contractor agrees that the contents of adjustment may be promulgated in the business office of the Bank and agrees to be subject to binding of such new rate.
Article V: Default penalty and late interest
In the event that the Contractor is overdue in repaying the principal or paying interest, the Contractor is subject to a default penalty for the period starting from maturity in case of the principal, and starting from the date when payable, at 10% of the specified interest rate for the period within six months overdue and at 20% of the specified interest rate for the period beyond six months overdue.
In the event that Contractor fails to repay the principal as required under the Agreement, in addition to the default penalty mentioned in the preceding paragraph, the Contractor shall be subject to arrears interest at 1% in addition to the interest rate specified for the Loan per annum for the period starting from the date when the interest becomes payable. In case of guarantee liabilities, starting from the date when the Bank advances the payment, the Contractor shall be subject to arrears interest at 1% in addition to the basic interest rates for New Taiwan Dollars for the Loan per annum prevalent on the date of advancement. The Contractor shall be further subject to default penalty in accordance with the preceding paragraph.

Article VI: Burden of the exchange rate risks
On the liabilities borne by the Contractor for the credit facility (loans) under the Agreement, the Contractor may reimburse in foreign currencies or in New Taiwan Dollars through conversion. In case of reimbursement in New Taiwan Dollars, the Contractor agrees that the Bank may, at its discretion, choose the spot selling exchange rate quoted on the date when the liabilities are due or the date of reimbursement. In the event that the Contractor intends to reimburse before maturity, nevertheless, the Contractor shall obtain consent from the Bank.
Article VII: The terms and conditions of credit facility (loans) under the Agreement bear the contents below
Material procurement loan:
I.	Purposes of the Loan: To be used by the Contractor to procure raw materials, supplies or to pay off intangible trade.

II.	Credit line limit of the Loan: (May be used on a revolving basis) NT$150 million (or other foreign currencies of equivalent value).

III.	Payment of interest:
(I)	Criteria for interest calculation:
1.	Interest for U. S. Dollars: The SIBOR rate added by 0.6% per annum, divided by 0.946%.

2.	Interest for New Taiwan Dollars: To be calculated based on the basic interest rate for New Taiwan Dollars quoted by the Bank that may be negotiated and determined on a case-by-case basis based on the availability of fund.

3.	Other foreign currencies: To be calculated based on the cost of the fund borrowed by the Bank added by 1% per annum, divided by 0.946%.
(II)	Terms of interest payment: Payable on a monthly basis.

(III)	The subject Loan starts to accrue interest on the date on which when the fund advanced by the bank or paid by a foreign bank.

(IV)	In case of acceptance of draft, the Contractor shall pay handling fee based on the rate and method below:

Annual rate for acceptance is 1%, payable with every three months in one installment when such three-month period is due. The acceptance handling fee shall be paid up in one lump-sum upon acceptance by the Bank.
IV.	Time limit of reimbursement:
(I)	The Contractor agrees to repay the Loan within 180 days from the date of advance by the bank.

(II)	In case of acceptance of draft, repayment shall be completed not beyond 180 days in maximum from the date of bank acceptance till the date when the draft is due. The Contractor shall repay or apply for bank advancement when due. The time limit for such advancement and time limit for acceptance shall still not be beyond 180 days in maximum (150 days maximum domestically).

(III)	For procurement of domestic supplies, the Contractor may, subject to consent by the Bank, consign a bank to open a domestic letter of credit and grant acceptance or payment for the draft or other voucher issued by the beneficiary under the letter of credit. The period of repayment shall not exceed 150 days.

(IV)	The Loan shall be repaid before maturity, nevertheless, if the supplies procured under the present credit facility (loan).
V.	Method and terms of utilization:
(I)	The Loan is utilized when the application for opening the letter of credit is filed. The Contractor shall pay a guarantee bond for the letter of credit opening at the percentage specified by the bank. Then, for the balance, the Contractor shall apply to the Bank with the Loan Disbursements or Application for Letter of Credit Opening and transaction vouchers for advance or acceptance on behalf.

(II)	In the event that the Contractor makes payment by means other than letter of credit, including D/A, D/P, O/A or other means, after the Bank agrees, the Contractor may apply to the Bank for advancement on behalf within 100% of the transaction voucher values on the grounds of Loan Disbursement, Import Vouchers. The amount shall not exceed NT$105 million (or foreign currencies of the equivalent value). Each Loan shall be repaid within the period not exceeding 180 days in maximum.
VI.	In line with the substantial need of business operation, after the Bank agrees, the Contractor may take the special import and export seal approved by the competent authority instead of signature or seal to be affixed on the credit facility (loan) agreement.

VII.	After the Bank agrees, the present credit facility (loan) may be converted among currencies. Once the loan is converted into New Taiwan Dollars, nevertheless, it may no longer be converted into foreign currencies. Where the principal and interest originally are paid in combination, the Contractor shall pay the interest of Loan in original currency at the moment upon conversion of the currencies.

The date of currency conversion and the exchange rates shall be negotiated and determined by and between both parties. In the event that the subject Loan goes beyond the credit line limit due to conversion, the Contractor shall clear off the excess forthwith.

VIII.	Upon negotiation of a letter of credit under the present credit facility (loan) case, if the amount of negotiation exceeds the amount agreed by the Bank upon opening of the letter of credit and where the Bank agrees to advance the extra sum, such extra sum shall still be counted into the balance of disbursement of the credit facility (loan). The Contractor shall assume the responsibility for repayment.

IX.	To the business operation, responsibility and obligation of a letter of credit under the Agreement, the Contractor agrees to be subject to the “Uniform Customs of Letters of Credit” promulgated by the International Chamber of Commerce at the time of letter of credit opening and the terms and conditions to explain trade contained in the international regulations and agrees to take such to form an integral part of this Agreement.

X.	For commodities under the letter of credit of the Agreement, the Contractor shall take the Bank as the preferential beneficiary and to purchase insurance based on the terms and conditions as accredited by the Bank. The insurance premium so incurred shall be solely borne by the Contractor.
Working Capital Loan:
I.	Purposes of the Loan: To be used by the Contractor as working capital as required within the normal business cycle.

II.	Credit line limit of the Loan (May be used on a revolving basis): NT$120 million.

III.	Payment of interest:
(I)	To be calculated based on the basic interest rate for New Taiwan Dollars quoted by the Bank that may be negotiated and determined on a case-by-case basis based on the availability of fund.

(II)	Terms of interest payment: Payable on a monthly basis.
IV.	Time limit of repayment: To be repaid within 180 days from the date of disbursement of each loan.

V.	Method and terms of utilization: The Contractor shall issue the Loan Disbursement and apply to the Bank for disbursement.
Consigned guarantee:
I.	Purposes: To be exclusively used for “guarantee for tax payable for imported goods released before taxation”.

II.	Credit line limit (May be utilized on a revolving basis): Ten million New Taiwan Dollars.

III.	Calculation and payment of the handling charge: At the annual rate of 0.6%. The handling charge is charged based on the number of days in actual guarantee, to be paid up in full in one lump sum, at NT$400 per case minimum.

IV.	Scope of consigned guarantee: Guarantee for the customs duty, tax payable for imported goods released before taxation payable by the Contractor in accordance with the Tariff Law. Each guarantee case lasts for one year in maximum.

V.	Method of consigned guarantee: The Contractor shall apply to the Bank with Guarantee

Disbursement issued by the Contractor and the format of guarantee letter provided by the Contractor for certification and guarantee.

VI.	In the event that the Contractor applies for guarantee by means of a letter of credit, the Contractor shall be subject to the provisions set forth in “Uniform Customs of Letters of Credit” and “International Customs for Letters of Guarantee”.

VII.	Upon fulfilling the guarantee responsibility by the Bank, the Bank will only review the documents submitted by the guarantee beneficiaries requesting assuming the responsibility of guarantee to determine whether the Bank would fulfill the guarantee responsibility by its independent discretion without the need to look into the goods, services or other acts for fulfillment under the guarantee.

VIII.	Whenever a guarantee beneficiary requests that the Bank fulfill the guarantee liabilities, the Contractor shall repay the loan forthwith. If the loan involves foreign exchange, the Contractor shall solely obtain the foreign exchange as required for repayment.
Article VIII: Other terms and conditions negotiated and determined individually
I.	The aggregate total of the working capital loan, consigned guarantee shall not exceed NT$120 million.

II.	The NT$6 million balance of the guarantee under Comprehensive Credit Facility (Loan) Agreement L00119 executed by and between the Contractor and the Bank on September 4, 2009 is added into the NT$150 million Agreement of the present credit line limit of the credit facility (loan) for which the Contractor agrees to comply with the provision of consolidated credit limit under Article VIII, Paragraph I.

(I)	Mega International Commercial Bank Co., Ltd.

Responsible person: Hsintien Branch Manager, Hsieh Pi-jung [Affixed with the official seal]

Address: No. 172, Sec. 2, Peihsin Road, Hsintien District, New Taipei City

The Contractor hereby declares having brought the present Agreement for perusal for a reasonable period of time before execution of the Agreement and further confirms having been fully aware of the contents of the aforementioned terms and conditions.

(II)	Contractor: Diodes Taiwan Inc. [Affixed with the official seal]

Responsible person: Sung Kung-yuan (Signed with seal)

Address: 2F, No. 501~15, Chungcheng Road, Hsintien District, New Taipei City